For Immediate Release                                              June 15, 1999
---------------------                                              -------------

                             [UnitedGlobalCom Logo]



          UNITED ANNOUNCES OFFERING OF SHARES IN AUSTRALIAN SUBSIDIARY

DENVER, COLORADO - UnitedGlobalCom ("United") (Nasdaq: UCOMA), formally known as United International Holdings, today announced that it is pursuing an offering of newly-issued ordinary shares of Austar United Communications Limited ("Austar United"), the company that holds United's Australian and New Zealand properties. These include 100%-owned Austar Entertainment Pty Limited, which offers pay television services in regional Australia primarily via direct-to-home satellite services; 50%-owned XYZ Entertainment Limited, which provides five channels of programming to the Australian pay television market; and 65%-owned Saturn Communications Limited ("Saturn"), which owns and operates a hybrid fiber-coaxial network in Wellington, New Zealand that provides telephony, pay television and Internet/data services. Austar United has reached an agreement in principle to increase its interest in Saturn to 100% in connection with the offering.

The terms of the offering have not been finalized, but United plans that the shares sold will constitute a minority interest of Austar United. The proceeds of the offering will be used for further development of Austar United's businesses. The offering is expected to be completed by the end of July, 1999.

The securities will not be registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from the registration requirements of the Act.

United is a leading provider of video, voice, data and programming services outside of the United States, with operations in over 20 countries throughout the world. Including announced transactions, United's operating systems reach approximately 11.2 million homes passed and serve approximately 5.5 million video subscribers, over 162,000 telephony access lines and over 40,000 Internet access customers. Additionally, United's programming services reach over 6.4 million subscribers worldwide.

                                                                    (continued)


UnitedGlobalCom/2


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING UNITEDGLOBALCOM'S BUSINESS WHICH ARE NOT HISTORICAL FACTS, INCLUDING AUSTAR UNITED'S PLANNED OFFERING, ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE MOST RECENTLY ENDED FISCAL YEAR.






                                      # # #


For further information contact:

         At UnitedGlobalCom:                             At Burson Marsteller:
         -------------------                             ---------------------
         Mike Fries - President                          Tony Herrling - MD
         (303) 220-6610 phone                            (212) 614-5216 phone
         Email: mfries@unitedglobal.com                  Email: anthony_herrling@bm.com

         Stanley Di Cicco - Director of Finance          Erik Hendrickson - Senior Associate
         (303) 220-6682 phone                            (212) 614-4951 phone
         Email: sdicicco@unitedglobal.com                Email: erik_hendrickson@bm.com